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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of July, 1997 (this "Agreement"), by and among The Meridian Resource Corporation, a corporation formed under the laws of the State of Texas ("Parent"), C Acquisition Corp, a corporation formed under the laws of the State of Delaware and a wholly-owned subsidiary of Parent ("Sub"), and Cairn Energy USA, Inc., a corporation formed under the laws of the State of Delaware (the "Company").

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved, and the Company has declared advisable and in the best interests of its stockholders, the merger of Sub with and into the Company (the "Merger"), pursuant to the terms and conditions set forth in this Agreement;

         WHEREAS, pursuant to the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") not owned directly or indirectly by Parent or the Company, will be converted into the right to receive 1.08 shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock");

         WHEREAS, for federal income or tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, the parties intend to cause the Merger to be accounted for as a pooling of interests pursuant to APB Opinion No. 16, Staff Accounting Series Releases 130, 135 and 146 and Staff Accounting Bulletins Topic Two; and

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

         "Certificate of Merger" shall have the meaning set forth in Section
2.2.

         "Certificates" shall have the meaning set forth in Section 3.2(b).




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         "Closing" and "Closing Date" shall have the meaning set forth in
Section 4.1.

         "Company Benefit Plan" shall have the meaning set forth in Section 6.10(a).

         "Company Common Stock" shall mean the common stock, par value $0.01 per share, of the Company.

         "Company DISCLOSURE SCHEDULE" shall have the meaning set forth in the introductory sentence of Article VI.

         "Company Financial Statements" shall have the meaning set forth in
Section 6.5(d).

         "Company Material Adverse Change" or "Company Material Adverse Effect" shall mean any change or effect that is or, so far as can reasonably determined, is likely to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement; provided, however, that the terms "Company Material Adverse Change" and "Company Material Adverse Effect" shall not include economic, political or legal changes affecting the oil and gas industry as a whole, general changes in oil or gas prices or results of drilling of any undeveloped or unevaluated leaseholds or horizons now owned or hereafter acquired.

         "Company Preferred Stock" shall mean the preferred stock, par value $0.01 per share, of the Company.

         "Company Required Consents" shall mean all required third-party consents or other approvals set forth in the Company DISCLOSURE SCHEDULE.

         "Company Required Statutory Approvals" shall have the meaning set forth in Section 6.4(c).

         "Company SEC Reports" shall have the meaning set forth in Section
6.5(b).

         "Company Special Committee" shall mean the Special Committee of the Board of Directors of the Company appointed by the Board of Directors of the Company.

         "Company Special Meeting" shall have the meaning set forth in Section 9.4(b)(i).

         "Company Stockholders' Approval" shall have the meaning set forth in
Section 6.13.

         "Confidentiality Agreements" shall have the meaning set forth in
Section 9.1(b).

         "Conversion Ratio" shall have the meaning set forth in Section 3.1(b).

         "Converted Shares" shall have the meaning set forth in Section 3.2(b).





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         "Defensible Title" shall mean such good and indefeasible title to the
Major Oil and Gas Interests which (a) entitles or will entitle the Company or Parent, as the case may be, to receive and retain, without suspension, reduction or termination not less than the Net Revenue Interests set forth in Exhibit A-1 or A-2 (as the case may be), through plugging, abandonment and salvage of all wells comprising or included in such Major Oil and Gas Interests and all wells now or hereafter producing from or attributable to such Major Oil and Gas Interests, of all Hydrocarbons produced from or attributable to the parties' respective Major Oil and Gas Interests, (b) obligates or will obligate the parties, as the case may be, to bear costs and expenses relating to the maintenance, development, and operations of their respective Major Oil and Gas Interests, through plugging, abandonment and salvage of all wells comprising or included in such Major Oil and Gas Interests and all wells now or hereafter producing from or attributable to such Major Oil and Gas Interests, not greater than the Working Interests set forth in Exhibit A-1 or A-2 (as the case may be), and (c) except for Permitted Encumbrances, is free and clear of all liens, security interests, pledges, collateral assignments, charges, Hydrocarbon sales or processing contracts or options, options or calls on production, preferential purchase rights or options, restrictions, conditions, reservations, encumbrances, encroachments, defaults, irregularities, deficiencies and defects.

         "DGCL" shall mean the General Corporation Law of the State of Delaware.

         "DISCLOSURE SCHEDULEs" shall mean the Parent DISCLOSURE SCHEDULE and the Company, collectively.

         "DLJ" shall have the meaning set forth in Section 6.14.

         "Effective Time" shall have the meaning set forth in Section 2.2.

         "Environmental Claims" shall mean, with respect to any person, (A) any and all administrative, regulatory, or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation in writing by or from any person or entity, (including any Governmental Authority), or (B) any oral information provided by a Governmental Authority that written action of the type described in the foregoing clause is in process, which (in case of either (A) or (B)) alleges potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Parent or any of its Subsidiaries or Joint Ventures (for purposes of Section 5.11) or by the Company or any of its Subsidiaries or Joint Ventures (for purposes of Section 6.11), (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

         "Environmental Laws" shall mean all federal, state and local laws, rules, regulations and guidances relating to pollution or protection of human health or the environment (including,





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without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

         "Environmental Permits" shall have the meaning set forth in Section
5.11.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" shall have the meaning set forth in Section 3.2(a).

         "GAAP" shall mean generally accepted accounting principles.

         "Governmental Authority" shall mean any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, domestic or foreign.

         "Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Parent or any of its Subsidiaries or Joint Ventures operates (for purposes of Section 5.11) or in which the Company or any of its Subsidiaries or Joint Ventures operates (for purposes of Section 6.11).

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hydrocarbons" shall have the meaning set forth in Section 5.12.

         "Joint Proxy Statement" shall have the meaning set forth in Section 5.8(a)(ii).

         "Joint Proxy/Registration Statement" shall have the meaning set forth in Section 9.2(a)(i).

         "Joint Venture" shall mean, with respect to any person, any corporation or other entity (including partnerships and other business associations and joint ventures) in which such person or one or more of its Subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes that are less than 5% of any class of the outstanding voting securities or equity; provided, however, that the term "Joint Venture" shall not include operating agreements,





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exploration alliances or other similar arrangements relating to or associated with exploration and development of Oil and Gas Interests not involving the sharing of equity in a legal entity.

         "Major Oil and Gas Interests" shall mean those Oil and Gas Interests owned by the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, which are set out and described in Exhibit A-1 or A-2, respectively, hereto.

         "Net Revenue Interest" shall mean the decimal interest in and to all Hydrocarbons produced, saved and sold from or attributable to any Oil and Gas Interest after giving effect to all valid lessors' royalties, overriding royalties and/or other non-expense bearing burdens against production.

         "Oil and Gas Interests" shall have the meaning set forth in Section
5.12.

         "Out-of-Pocket Expenses" shall have the meaning set forth in Section 11.3(a).

         "Parent Benefit Plan" shall have the meaning set forth in Section 5.10(a).

         "Parent Common Stock" shall mean the common stock, par value $0.01 per share, of Parent.

         "Parent DISCLOSURE SCHEDULE" shall have the meaning set forth in the introductory sentence of Article V.

         "Parent Financial Statements" shall have the meaning set forth in
Section 5.5(d).

         "Parent Material Adverse Change" or "Parent Material Adverse Effect" shall mean any change or effect that is or, so far as can reasonably determined, is likely to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or results of operations of Parent and its Subsidiaries taken as a whole or on the consummation of the transactions contemplated by this Agreement; provided, however, that the terms "Parent Material Adverse Change" and "Parent Material Adverse Effect" shall not include economic, political or legal changes affecting the oil and gas industry as a whole, general changes in oil or gas prices or results of drilling of any undeveloped or unevaluated leaseholds or horizons now owned or hereafter acquired.

         "Parent Preferred Stock" shall have the meaning set forth in Section 5.3(a).

         "Parent Required Consents" shall mean all required third-party consents or other approvals set forth in the Parent DISCLOSURE SCHEDULE.

         "Parent SEC Reports" shall have the meaning set forth in Section
5.5(b).

         "Parent Special Meeting" shall have the meaning set forth in Section 9.4(a)(i).





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         "Parent Stockholders' Approval" shall have the meaning set forth in
Section 5.13.

         "Permitted Encumbrances" shall mean: with respect to the Company, the Parent or any of their respective Subsidiaries, as the case may be, (a) liens arising under operating agreements securing payments of amounts not yet delinquent and of a type and nature customary in the oil and gas industry; (b) liens arising as a result of pooling and unitization agreements, declarations, orders or laws securing payments of amounts not yet delinquent; (c) liens securing payments to mechanics and materialmen, not yet delinquent, and liens securing payment of taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business; (d) conventional rights of reassignment obligating the Company or the Parent, as the case may be, to reassign its interest in any portion of the Major Oil and Gas Interests to a third party in the event it intends to release or abandon such interest prior to the expiration of the primary term or other termination of such interest; (e) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions, shipping fairways, and other rights in respect of surface operations, and pipelines, grazing, logging, canals, ditches, reservoirs, streets, alleys, highways, telephone lines, power lines, railways and other surface uses and impediments on, over or in respect of any of the Major Oil and Gas Interests that are not such as to interfere materially with the operation, value or use of any of such Major Oil and Gas Interests;
(f) calls on or preferential rights to purchase production at not less than prevailing prices; (g) covenants, conditions and other terms which the Major Oil and Gas Interests were subject to when acquired by the Company, the Parent, or any of their respective Subsidiaries, as the case may be, that are not such as to interfere materially with the operation, value, or use of such Major Oil and Gas Interests; (h) such title defects as the Company or the Parent, as the case may be, has expressly waived in writing; (i) liens, encumbrances and claims to be released at the Closing or which are described in the DISCLOSURE SCHEDULEs; (j) rights reserved to or vested in any federal, municipality or governmental, tribal, statutory or public authority to control or regulate any of the Major Oil and Gas Interests in any manner, and all applicable laws, rules and orders of any federal, municipality or governmental or tribal authority; (k) existing terms and provisions of Leases; (l) all other liens, charges, encumbrances, limitations, obligations, defects and irregularities affecting any portion of the Major Oil and Gas Interests ("Encumbrances") which would not have a material adverse effect on the operation, value or use of such Major Oil and Gas Interests and (m) lessors' royalties or net profit shares, overriding royalties, and division orders and sales contracts covering the Hydrocarbons, reversionary interests and similar burdens which do not operate to reduce the Net Revenue Interest of any Major Oil and Gas Interest below the net revenue interest set out in Exhibit A-1 or A-2 (as the case may be), and which do not have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, on the operation, value, or use of any such Major Oil and Gas Interest.

         "Registration Statement" shall have the meaning set forth in Section 5.8(a)(i).

         "Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or mitigation into the atmosphere, soil, subsurface, surface water, groundwater or property.

         "Representatives" shall have the meaning set forth in Section 9.1.





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         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Stock Plan" shall have the meaning set forth in Section 9.10.

         "Sub Material Adverse Effect" shall mean any change or effect that is or, so far as can reasonably determined, is likely to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or results of operations of Sub taken as a whole or on the consummation of the transactions contemplated by this Agreement; provided, however, that the term "Sub Material Adverse Effect" shall not include economic, political or legal changes affecting the oil and gas industry as a whole, changes in oil or gas prices or results of drilling of any undeveloped or unevaluated leaseholds or horizons now owned or hereafter acquired.

         "Subsidiary" shall mean, with respect to any person, any corporation or other entity (including partnerships and other business associations) in which a person directly or indirectly owns at least a majority of the outstanding voting securities or other equity interests having the power, under ordinary circumstances, to elect a majority of the directors, or otherwise to direct the management and policies, of such corporation or other entity; provided, however, that the term "subsidiary" shall not include any corporation or other entity the assets of which have a book or fair value less than $100,000.

         "Superior Takeover Proposal" with respect to a party means any bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the common stock of that party then outstanding or all or substantially all of the assets of that party on terms that the Board of Directors of that party determines in its good faith reasonable judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to that party's stockholders than the Merger.

         "Surviving Corporation" shall have the meaning set forth in Section
2.1.

         "Takeover Proposal," with respect to a party, shall mean (i) any tender or exchange offer, proposal for a merger, consolidation or other business combination involving such party or any of its material Subsidiaries,
(ii) any proposal or offer to acquire from a party in any manner, directly or indirectly, any equity or voting securities of that party in excess of 15% of the equity voting securities of that party or any Subsidiary thereof or a material amount of the assets of that party and its Subsidiaries, taken as a whole, or (iii) any proposal or offer to acquire from the stockholders of that party by tender offer, exchange offer or otherwise more than 15% of the outstanding common stock of that party; provided, however, that a "Takeover Proposal" shall not mean the Merger or any alternative transaction between the Company and Parent that may be proposed as contemplated hereby.

         "Taxes" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts,





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capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes, charges, fees, levies or other assessments, and any expenses incurred in connection with the determination, settlement or litigation of any liability for any of the foregoing.

         "Tax Return" shall mean any report, return or other information required to be supplied to a governmental entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Parent or any of its Subsidiaries on the one hand, or the Company or any of its Subsidiaries on the other hand.

         "Violation" shall have the meaning set forth in Section 5.4(b).

         "Working Interest" shall mean the decimal interest in the full and entire leasehold estate in any Oil and Gas Interest and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and/or other burdens against production, insofar as the interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation.


                                   ARTICLE II

                                   THE MERGER

         SECTION 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall thereupon cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

         SECTION 2.2 Effective Time of the Merger. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof. Accordingly, the parties shall use all reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions specified in Article X and otherwise to effect the consummation of the Merger as soon as practicable. Subject to the terms hereof, as soon as practicable after all of the conditions set forth in
Article X shall have been satisfied or waived, the parties hereto will (i) file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such other time as Parent and the Company shall agree shall be specified in the Certificate of Merger (the "Effective Time").

         SECTION 2.3 Certificate of Incorporation. The Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the





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Surviving Corporation following the Effective Time, until duly amended, except that Article I of such Certificate shall be deemed to be amended at the Effective Time to read as follows: "The name of the Corporation is Cairn Energy USA, Inc."

         SECTION 2.4 Bylaws. The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation following the Effective Time, until duly amended.

         SECTION 2.5 Directors of the Surviving Corporation. The individuals listed as such in Exhibit B attached hereto shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 2.6 Officers of the Surviving Corporation. The individuals listed as such in Exhibit C shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 2.7 Effects of Merger. The Merger shall have the effects set forth in the DGCL, including Section 259 thereof.


                                  ARTICLE III

                              CONVERSION OF SHARES

         SECTION 3.1 Effect Of Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company, Parent or Sub:

         (a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock, if any, that is owned by Parent or Sub or any Subsidiary of Parent or held in the treasury of the Company shall be canceled and cease to exist and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

         (b) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock canceled pursuant to Section 3.1(a)) shall be converted into 1.08 shares (the "Conversion Ratio") of duly authorized, validly issued, fully paid and nonassessable common stock, par value $.01 per share, of the Parent ("Parent Common Stock"). Upon such conversion, all such shares of Company Common Stock shall be canceled and cease to exist, and the holder of a certificate representing such shares shall cease to have any rights with respect thereto, except the right to receive the number of whole shares of Parent Common Stock to be issued in consideration therefor and any cash in lieu of fractional shares of Parent Common Stock upon the surrender of such certificate in accordance with Section 3.2.





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         (c)     Treatment of Common Stock of Sub.  Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

         SECTION 3.2      Exchange of Certificates.

         (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, Parent shall deposit with a bank or trust company mutually agreeable to Parent and the Company (the "Exchange Agent") certificates representing shares of Parent Common Stock required to effect the conversions referred to in Section 3.1(b).

         (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the "Certificates") that were converted (collectively, the "Converted Shares") into shares of Parent Common Stock pursuant to Section 3.1(b), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any Certificate shall pass, only upon actual delivery of such Certificate to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate to the Exchange Agent (or to such other agent or agents as may be appointed by agreement of Parent and the Company), together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article III. In the event of a transfer of ownership of Converted Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to the transferee if the Certificate representing such Converted Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of (x) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (y) such bond, security or indemnity, as Parent or the Exchange Agent may reasonably require, and (z) any other documentation necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder a certificate representing the number of shares of Parent Common Stock into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this
Section 3.2.

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in





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lieu of fractional shares shall be made to any such holder pursuant to Section
3.2(d), until the holder of record of such Certificate shall surrender such Certificate as contemplated by Section 3.2(b). Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender or as soon thereafter as may be practicable, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to
Section 3.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole number of shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole number of shares of Parent Common Stock.

         (d) No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part multiplied by the average of the daily closing price of Parent Common Stock, rounded to four decimal places, as reported under New York Stock Exchange in The Wall Street Journal for each of the first 20 consecutive days on which the New York Stock Exchange is open for trading in the period commencing 20 trading days prior to the Closing Date.

         (e) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of any Company Common Stock shall thereafter be made. If after the Effective Time any certificates evidencing shares of Company Common Stock are presented to the Parent's transfer agent for registration of transfer, they shall be canceled and exchanged for certificates representing the number of whole shares of Parent Common Stock and the cash amount, if any, determined in accordance with this Article III.

         (f) Termination of Duties of Exchange Agent. Any certificates representing Parent Common Stock deposited with the Exchange Agent pursuant to
Section 3.2(a) and not exchanged within one year after the Effective Time pursuant to this Section 3.2 shall be returned by the Exchange Agent to Parent, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to Parent whereupon any holder of unsurrendered Certificates shall look as a general unsecured creditor only to Parent for payment of any funds to which such holder may be entitled, subject to applicable law. None of Parent, the Company or the Surviving Corporation shall be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 3.3 Adjustments to Prevent Dilution. Subject to the requirements of Article VIII hereof, in the event that prior to the Effective Time there is a change in the number of issued and outstanding shares of Parent Common Stock or Company Common Stock, as the case may be, as a result of a reclassification, subdivision, recapitalization, combination, exchange, stock split (including reverse stock split), stock dividend or distribution or other similar transaction, the Conversion Ratio shall be equitably adjusted to eliminate the effects of such event, and all references to the Conversion Ratio in this Agreement shall be deemed to be to the Conversion Ratio as so adjusted.

         SECTION 3.4 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or conform of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


                                   ARTICLE IV

                                  THE CLOSING

         SECTION 4.1 Closing. The closing of the Merger (the "Closing") shall take place at the offices of Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202 at 10:00 a.m., local time, on the second business day immediately following the date on which the last of the conditions set forth in Article X is fulfilled or waived, or at such other time and date and place as Parent and the Company shall mutually agree (the "Closing Date").


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Except as set forth in the Parent DISCLOSURE SCHEDULE attached hereto as Exhibit D (the "Parent DISCLOSURE SCHEDULE"), Parent represents and warrants to the Company as follows:

         SECTION 5.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and each of Parent's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and its Subsidiaries has all requisite corporate power and authority, and is duly authorized by all necessary regulatory approvals and orders, to own, lease and operate its assets and Properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than such failures which, individually or in the aggregate, will not have a Parent Material Adverse Effect.

         SECTION 5.2      Subsidiaries.

         (a) Section 5.2 of the Parent DISCLOSURE SCHEDULE sets forth a list as of the date hereof of all Subsidiaries and Joint Ventures of Parent, including the name of each such entity and the state or jurisdiction of its incorporation.

         (b) All of the issued and outstanding shares of capital stock of each Subsidiary of Parent are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by Parent free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

         SECTION 5.3      Capitalization.

         (a) As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock").

         (b) As of the close of business on June 30, 1997, 14,393,308 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding. As of the close of business on June 30, 1997, 60,000 shares of Parent Common Stock were held by Parent in its treasury.

         (c) All of the issued and outstanding shares of the capital stock of Parent are validly issued, fully paid, nonassessable and free of preemptive rights.

         (d) At the close of business on June 30, 1997, (i) 1,187,867 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options and awards under Parent's employee and director stock plans as described in the Parent Disclosure Schedule, (ii) 1,769,522 shares of Parent Common Stock were reserved for issuance upon exercise of Parent's outstanding warrants as described in the Parent Disclosure Schedule and (iii) 961,158 shares of Parent Common Stock were reserved for future awards under Parent's 1995 Long Term Incentive Plan and 1997 Long Term Incentive Plan.

         (e) There are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent or any of its Subsidiaries or other voting securities of Parent or any of its Subsidiaries obligating Parent or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment.

         SECTION 5.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

         (a)     Authority.

                 (i) The Board of Directors of Parent has approved the Merger Agreement. Parent has all requisite power and authority to enter into this Agreement and, subject to the approval of the issuance of shares of Parent Common Stock pursuant to the Merger (the "Share Issuance") by the stockholders of Parent and Parent Required Statutory Approvals, to consummate the Merger and the other transactions contemplated hereby.

                 (ii) The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject to approval of the Share Issuance by the Stockholders of Parent.

                 (iii) This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought.

         (b) Non-Contravention. The execution and delivery of this Agreement by Parent do not, and the consummation of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets (any such violation, conflict, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") of, Parent or any of its Subsidiaries or, to the knowledge of Parent, its Joint Ventures, under any provisions of:

                 (i) the articles of incorporation, bylaws or similar governing documents of Parent or any of its Subsidiaries or Joint Ventures;

                 (ii) subject to obtaining the Parent Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order or injunction of any

         Governmental Authority applicable to Parent or any of its Subsidiaries or Joint Ventures or any of their respective properties or assets or business as presently conducted;

                 (iii) any Major Oil and Gas Interest of Parent and its Subsidiaries; or

                 (iv) subject to obtaining the Parent Required Consents, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its Subsidiaries or Joint Ventures is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (ii), (iii) and (iv) such Violations as would not, in the aggregate, have a Parent Material Adverse Effect.

         (c) Statutory Approvals. Except for (i) filing by Parent of a pre-merger notification report form under the HSR Act, (ii) the filing with the SEC of (A) the Joint Proxy Statement, (B) the Registration Statement and (C) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and
(iii) the filing of the Certificate of Merger with the Delaware Secretary of State with respect to the Merger as provided in the DGCL and appropriate documents with the relevant authorities in other states in which Parent is qualified to do business, no declaration, filing, or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, the failure to obtain, make or give which would have a Parent Material Adverse Effect (the "Parent Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice, obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

         (d)     Compliance.

                 (i) Except as disclosed in the Parent SEC Reports, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any of its Joint Ventures is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of any law, statute, order, rule, regulation, ordinance or judgment (including without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations that do not have, and would not have, a Parent Material Adverse Effect.

                 (ii) The Parent, its Subsidiaries and, to the knowledge of Parent, its Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their respective businesses as currently conducted, except those the failure to obtain which would not have a Parent Material Adverse Effect.

         SECTION 5.5      Reports and Financial Statements.

         (a) Since December 31, 1993, the filings required to be made by Parent and its Subsidiaries under the Securities Act or the Exchange Act have been filed with the SEC as required by each such law or regulation, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and Parent and its Subsidiaries have complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

         (b) Parent has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent or any of its Subsidiaries with the SEC since December 31, 1993 (such documents as filed, and any and all amendments thereto, the "Parent SEC Reports").

         (c) The Parent SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and all forms, reports or other documents filed by Parent with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading.

         (d) The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports (collectively, the "Parent Financial Statements") have been prepared, and the audited consolidated financial statements and unaudited interim financial statements of Parent included in all forms, reports, or other documents filed by Parent with the SEC after the date hereof will be prepared, in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present in all material respects the financial position of Parent as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

         (e) True, accurate and complete copies of the Articles of Incorporation and Bylaws of Parent, as in effect on the date hereof, have been delivered to the Company.

         SECTION 5.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

         (a) Except as set forth in the Parent SEC Reports, from December 31, 1996 through the date hereof Parent and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been (i) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of Parent's capital stock, (ii) (A) any granting by Parent or any of its Subsidiaries to any executive officer of Parent or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 1996, (B) any granting by Parent or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1996, or (C) any entry by Parent or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer, (iii) any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect or (iv) the occurrence or existence of any other fact or condition that would have a Parent Material Adverse Effect.

         (b) Neither Parent nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies (i) that are accrued or reserved against in the consolidated financial statements of Parent or reflected in the notes thereto for the year ended December 31, 1996, or (ii) that were incurred after December 31, 1996 in the ordinary course of business and would not have a Parent Material Adverse Effect.

         SECTION 5.7 Litigation. Except as set forth in the Parent SEC Reports, there are no claims, suits, actions or proceedings, pending or, to the knowledge of Parent, threatened, nor are there, to the knowledge of Parent, any investigations or reviews pending or threatened against, relating to or affecting Parent or any of its Subsidiaries or Joint Ventures, or judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Parent or any of its Subsidiaries or Joint Ventures, that would have a Parent Material Adverse Effect.

         SECTION 5.8      Registration Statement and Joint Proxy Statement.

         (a) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in

                 (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of capital stock of Parent in the Merger (the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact with respect to Parent or its Subsidiaries required to be stated therein or necessary to make the statements therein with respect to Parent or its Subsidiaries not misleading, and

                 (ii) the joint proxy statement, at the date mailed to such stockholders and, as the same may be amended or supplemented, at the time of such meetings, in definitive form relating to the meetings of the stockholders of the Company and Parent, respectively, to be held in connection with the Merger and the prospectus relating to the Parent Common Stock to be issued in the Merger (the "Joint Proxy Statement"), will contain any untrue statement of a material fact or omit to state any material fact with respect to Parent and its Subsidiaries necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         (b) Each of the Registration Statement and the Joint Proxy Statement, as of such respective dates, will comply (with respect to Parent and its Subsidiaries) as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

         SECTION 5.9      Tax Matters.

         (a) Parent and each of its Subsidiaries has filed (i) within the time and in the manner prescribed by law, all required Tax Returns calculated on or with reference to income, profits, earnings or gross receipts and all other Tax Returns required to be filed that would report a material amount of Tax, and (ii) paid all Taxes that are shown on such Tax Returns as due and payable within the time and in the manner prescribed by law except for those being contested in good faith and for which adequate reserves have been established.

         (b) As of the date hereof there are no claims, assessments, audits or administrative or court proceedings pending against Parent or any of its Subsidiaries for any alleged deficiency in Tax, and none of Parent or any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

         (c) Parent has established adequate accruals for Taxes and for any liability for deferred Taxes in the Parent Financial Statements in accordance with GAAP.

         SECTION 5.10     Employee Matters.

         (a) Benefit Plans. With respect to all the employee benefit plans and arrangements maintained for the benefit of any current or former employee, officer or director of Parent or any of its Subsidiaries (collectively, the "Parent Benefit Plans"), except as set forth in the Parent SEC Reports and except, in the case of clauses (iii), (iv) and (v), as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (i) none of the Parent Benefit Plans is a "multi-employer plan" within the meaning of ERISA;
(ii) none of the Parent Benefit Plans promises or provides retiree medical or life insurance benefits to any person, except as otherwise required by law;
(iii) each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Parent Benefit Plan; (iv) each Parent Benefit Plan has been operated in all respects in accordance with its terms and the requirements of applicable law; and (v) neither Parent nor any of its Subsidiaries has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Parent Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability. The aggregate accumulated benefit obligations of any Parent Benefit Plan subject to Title IV of ERISA do not exceed the fair market value of the assets of such Parent Benefit Plan. Except as set forth in Schedule 5.10(a) of the Parent DISCLOSURE SCHEDULE, neither Parent nor any of its Subsidiaries has any Parent Benefit Plan or any employment or severance agreement with any of its employees.

         (b)     Labor Matters.   (i) Neither Parent nor any of its
Subsidiaries is a party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees nor is any such contract being negotiated; (ii) there is no material unfair labor practice charge or complaint pending nor, to the knowledge of the executive officers of Parent, threatened, with regard to employees of Parent or any of its Subsidiaries; (iii) there is no labor strike, slowdown, work stoppage or other labor controversy in effect, or, to the knowledge of the executive officers of Parent, threatened against or involving Parent or any of its Subsidiaries that has, or would be reasonably likely to have, a Parent Material Adverse Effect; (iv) as of the date hereof, no representation question exists, nor to the knowledge of the executive officers of Parent, are there any campaigns being conducted to solicit cards from the employees of Parent or any of its Subsidiaries to authorize representation by any labor organization; (v) neither Parent nor any of its Subsidiaries is a party to, or is otherwise bound by, any consent decree with any governmental authority relating to employees or employment practices of Parent or any of its Subsidiaries; (vi) Parent and its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such Act; and (vii) Parent and its Subsidiaries are in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees, except where the failure to be in compliance with each such agreement, contract and policy would not, either individually or in the aggregate, have a Parent Material Adverse Effect.

         SECTION 5.11 Environmental Protection. Except as disclosed in the Parent SEC Reports and except as would not, individually or in the aggregate, be reasonably expected to result in a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the terms and conditions of all applicable environmental, health and safety permits and authorizations (collectively, "Environmental Permits"); (ii) there are no Environmental Claims against Parent or any of its Subsidiaries; and (iii) no Hazardous Materials have been released, discharged or disposed of on any of the properties owned or occupied by Parent or its Subsidiaries in any manner or quantity which requires investigation, assessment, monitoring, remediation or cleanup under currently applicable Environmental Laws.

         SECTION 5.12 Engineering Reports. All information supplied to Ryder Scott Petroleum Engineers, an independent petroleum engineer, by or on behalf of Parent and its Subsidiaries that was material to such engineer's review of Parent's estimates of oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of Parent and its Subsidiaries in connection with the preparation of the oil and gas reserve engineering report concerning the Oil and Gas Interests of Parent and its Subsidiaries as of December 31, 1996 reviewed by Ryder Scott Petroleum Engineers (the "Parent Engineering Report") was (at the time supplied or as modified or amended prior to the issuance of the Parent Engineering Report) true and correct in all material respects. For purposes of this Agreement "Oil and Gas Interests" means, when used with respect to Parent and each of its Subsidiaries or the Company, as the case may be, direct and indirect interests in and rights with respect to oil, gas, helium, carbon dioxide, mineral, and related properties and assets of any kind and nature, direct or indirect, including leasehold, working, royalty and overriding royalty interests, production payments, operating rights, net profit interests, other nonworking interests, and nonoperating interests; all interests in and rights with respect to oil, condensate, gas, casinghead gas, helium, carbon dioxide and other liquid or gaseous hydrocarbons (collectively, "Hydrocarbons") and other minerals or revenues therefrom and all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, revisionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmissions, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes in classification or values of oil and gas reserve or property interests that occurred in the ordinary course of business since December 31, 1996, and except for changes (including changes in commodity prices) generally affecting the oil and gas industry on a nationwide basis, there has been no Parent Material Adverse Change regarding the matters addressed in the Parent Engineering Report.

         SECTION 5.13 No Vote Required. The approval of the Share Issuance by the affirmative vote of holders of a majority of the shares of Parent Common Stock entitled to vote on such matter at the Parent Special Meeting (the "Parent Stockholders' Approval") is the only vote of the holders of any class or series of the capital stock of Parent required to approve this Agreement, the Merger and the other transactions contemplated hereby.

         SECTION 5.14 Insurance. Parent and each of its Subsidiaries is, and has been continuously since December 31, 1995, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by Parent and its Subsidiaries during such time period. Neither Parent nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of Parent and its Subsidiaries are valid and enforceable policies.

         SECTION 5.15 Ownership of Company Common Stock. Parent does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange
Act) any shares of Company Common Stock.


         SECTION 5.16 No Loss of Title to Interests. No suit, action or other proceeding (including, without limitation, tax, environmental or development demands proceedings) is pending, or to the best of Parent's knowledge threatened, which might result in loss of title to any of Parent's Major Oil and Gas Interests. Parent shall promptly notify the Company of any such proceeding which may arise or be threatened prior to the Closing. No action, suit or proceeding is currently pending to which Parent is a party or to which any of Parent's assets are subject which relates to the ownership or operations of Parent's Major Oil and Gas Interests.

         SECTION 5.17     Title to Major Oil and Gas Interests.

         (a) Parent has, or will have as of the Closing Date, Defensible Title to all of Parent's and Parent's Subsidiaries will have as of The Closing Date, Defensible Title to all of Parent's Subsidiaries', Major Oil and Gas Interests except for such defects in Parent's and its Subsidiaries' Defensible Title that will not, individually or in the aggregate, affect the aggregate value of such Major Oil and Gas Interests by an amount in excess of $1 million.

         (b) All royalties, rentals, Pugh clause payments, shut-in gas payments and other payments due with respect to Parent's and its Subsidiaries' Major Oil and Gas Interests have been properly and timely paid, except (i) for payments held in suspense for title or other reasons which are customary in the industry and which will not result in grounds for cancellation of Parent's or its Subsidiaries' rights in such Major Oil and Gas Interests and (ii) such failures as would not have a Parent Material Adverse Effect.

         (c) Except for such defaults that would not result in a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in default (and there exists no event or circumstance which with notice or the passage of time or both could constitute a default by Parent or its Subsidiaries) under the terms of any leases, farmout agreements or other contracts or agreements respecting Parent's or its Subsidiaries' Major Oil and Gas Interests which could (i) interfere in any material respect with the operation or use thereof, (ii) prevent Parent or its Subsidiaries from receiving the proceeds of production attributable to their interest therein,
(iii) result in a cancellation of Parent's or Subsidiaries' interest therein, or (iv) impair the value of parent's or Subsidiaries' interest therein.

         SECTION 5.18     Material Contracts and Agreements.

         (a) All material contracts of Parent or its Subsidiaries have been included in the Parent SEC Reports, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.

         (b) Section 5.18 of the Parent Disclosure Schedule sets forth a list of all written or oral contracts, agreements or arrangements to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets is bound which would be required to be filed as exhibits to Parent's Annual Report on Form 10-K for the year ending December 31, 1997 and which have not previously been included as exhibits in the Parent SEC Reports.

         SECTION 5.19 Opinion of Financial Advisor. Parent has received the written opinion (the "Merrill Lynch Opinion") of Merrill Lynch & Co. ("Merrill Lynch"), on the date hereof, to the effect that, as of the date hereof, the Conversion Ratio is fair from a financial point of view to the Parent.

         SECTION 5.20 Accounting Matters. To the best of Parent's knowledge, neither the Parent nor any of its Affiliates has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the Parent from accounting for the business combination to be effected by the Merger as a pooling of interest.

         SECTION 5.21 State Takeover Statutes; Absence of Supermajority Provision. Parent has taken all action to assure that no state takeover statute or similar statute or regulation, shall apply to the Merger or any of the other transactions contemplated hereby. Except for Parent Stockholders' Approval, no other stockholder action on the part of Parent is required for approval of the Merger, this Agreement and the transactions contemplated hereby. No provisions of Parent's Articles of Incorporation or By-laws or other governing instruments of its subsidiaries or the terms of any rights plan or other takeover defense mechanism of Parent would, directly or indirectly, restrict or impair the ability of the Parent or the Company to consummate the Merger nor will any such provisions restrict or impair the ability of the stockholders of the Company to exercise the same rights to vote or otherwise exercise the same rights as the other stockholders of Parent in the event that the stockholders of the Company were to acquire securities of Parent.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Company DISCLOSURE SCHEDULE attached hereto as Exhibit E (the "Company DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent as follows:

         SECTION 6.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing, under the laws of the State of Delaware, and each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing, under the laws of its jurisdiction of incorporation. Each of the Company and its Subsidiaries has all requisite corporate power and authority, and is duly authorized by all necessary regulators approvals and orders, to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary, other than such failure which, individually or in the aggregate, will not have a Company Material Adverse Effect.

         SECTION 6.2      Subsidiaries.

         (a) Section 6.2 of the Company DISCLOSURE SCHEDULE sets forth a description as of the date hereof of all Subsidiaries and Joint Ventures of the Company, including the name of each such entity, the state or jurisdiction of its incorporation, a brief description of the principal line or lines of business conducted by each such entity and the Company's interest therein.

         (b) All of the issued and outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating it to grant, extend or enter into any such agreement or commitment.

         SECTION 6.3      Capitalization.

         (a) As of the date hereof, the authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock.

         (b) As of the close of business on June 30, 1997, 17,566,356 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding. As of the close of business on June 30, 1997, no shares of Company Common Stock or Company Preferred Stock are held by the Company in its treasury or owned by any of the Company's Subsidiaries.

         (c) All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights.

         (d) At the close of business on June 30, 1997, (i) 908,167 shares of Company Common Stock were reserved for issuance pursuant to outstanding options under the employee and director stock plans as described in the Company Disclosure Schedule, and (ii) 484,833 shares of Company Common Stock were reserved for future awards under the Company's employee and director stock option plans as described in the Company Disclosure Schedule.

         (e) There are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment.

         SECTION 6.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

         (a)     Authority.

                 (i) The Board of Directors of the Company has declared the Merger fair to and advisable and in the best interests of the stockholders of the Company. The Company has all requisite power and authority to enter into this Agreement and, subject to Company Stockholders' Approval and the Company Required Statutory Approvals, to consummate the transactions contemplated hereby.

                 (ii) The execution and delivery of this Agreement and, subject to obtaining the Company Stockholders' Approval, the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.

                 (iii) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as would be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceeding therefor may be brought.

         (b) Non-Contravention. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Violation by the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Joint Ventures, under any provisions of

                 (i) the certificate of incorporation, bylaws or similar governing documents of the Company or any of its Subsidiaries or Joint Ventures;

                 (ii) subject to obtaining the Company Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or Joint Ventures or any of their respective properties or assets;

                 (iii) any Major Oil and Gas Interest of the Company or its Subsidiaries; or

                 (iv) subject to obtaining the Company Required Consents, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its Subsidiaries or Joint Ventures is now a party or by which it or any of its properties or assets may be bound or affected;

excluding from the foregoing clauses (ii), (iii) and (iv) such Violations as would not, in the aggregate, reasonably likely have a Company Material Adverse Effect.

         (c) Statutory Approvals. Except for (i) filing by the Company of a pre-merger Notification Report form under the HSR Act, (ii) the filing with the SEC of (A) the Joint Proxy Statement and (B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) the filing of the Certificate of Merger with the Delaware Secretary of State with respect to the Merger as provided in the DGCL and appropriate documents with the relevant authorities in other states in which the Company is qualified to do business, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to obtain, make or give which would reasonably likely have a Company Material Adverse Effect (the "Company Required Statutory Approvals"), it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notice; obtaining such consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law.

         (d)     Compliance.

                 (i) Except as disclosed in the Company SEC Reports, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of its Joint Ventures, is in violation of or under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations that do not have, and, would not reasonably likely have, a Company Material Adverse Effect.

                 (ii) The Company, its Subsidiaries and, to the knowledge of the Company, its Joint Ventures have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary, to conduct their respective businesses as currently conducted, except those the failure to obtain which would not reasonably likely have a Company Material Adverse Effect.

         SECTION 6.5      Reports and Financial Statements.

         (a) Since December 31, 1993, the filings required to be made by the Company and its Subsidiaries under the Securities Act or the Exchange Act have been filed with the SEC as required by each such law or regulation, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, and the Company and its Subsidiaries have complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder.

         (b) The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1993, (such documents as filed, and any and all amendments thereto, the "Company SEC Reports").

         (c) The Company SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed, and all forms, reports or other documents filed by the Company with the SEC after the date hereof, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (d) The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared, and the audited consolidated financial statements and unaudited interim financial statements of the Company as included in all forms, reports or other documents filed with the SEC after the date hereof will be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q) and fairly present in all material respects the financial position of the Company as of the respective dates thereof or the results of operations and cash flows for the respective periods then ended, as the case may be, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

         (e) True, accurate and complete copies of the Certificate of Incorporation and Bylaws of the Company, as in effect on the date hereof, have been delivered to Parent.

         SECTION 6.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

         (a) Except as set forth in the Company SEC Reports, from December 31, 1996 through the date hereof the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been (i) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock, (ii) (A) any granting by the Company or any of its Subsidiaries to any executive officer of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 1996, (B) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of December 31, 1996, or (C) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer, (iii) any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect or (iv) any other fact or condition exists that would reasonably likely have a Company Material Adverse Effect.

         (b) Neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies (i) that are accrued or reserved against in the consolidated financial statements of the Company or reflected in the notes thereto for the year ended December 31, 1996, or (ii) that were incurred after December 31, 1996 in the ordinary course of business and would not reasonably likely have a Company Material Adverse Effect.

         SECTION 6.7 Litigation. Except as set forth in the Company SEC Reports, there are no claims, suits, actions or proceedings, pending or, to the knowledge of the Company, threatened, nor are there, to the knowledge of the Company, any investigations or reviews pending or threatened against, relating to or affecting the Company or any of its Subsidiaries or Joint Ventures, or judgments, decrees, injunctions, rules or orders of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its Subsidiaries or Joint Ventures, that would have, or would reasonable likely have, a Company Material Adverse Effect.

         SECTION 6.8      Registration Statement and Joint Proxy Statement.

         (a) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in

                 (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and

                 (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is mailed to the stockholders of the Company and Parent and, as the same may be amended or supplemented, at the time of the meetings of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact with respect to the Company or its Subsidiaries necessary in order to make the statements therein with respect to the Company or its Subsidiaries, in light of the circumstances under which they are made, not misleading.

         (b) Each of the Registration Statement and the Joint Proxy Statement, as of such respective dates, will comply (with respect to the Company and its Subsidiaries) as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

         SECTION 6.9      Tax Matters.

         (a) The Company and each of its Subsidiaries has filed (i) within the time and in the manner prescribed by law, all required Tax Returns calculated on or with reference to income, profits, earnings or gross receipts and all other Tax Returns required to be filed that would report a material amount of Tax, and (ii) paid all Taxes that are shown on such Tax Returns as due and payable within the time and in the manner prescribed by law except for those being contested in good faith and for which adequate reserves have been established.

         (b) As of the date hereof there are no claims, assessments, audits or administrative or court proceedings pending against the Company or any of its Subsidiaries for any alleged deficiency in Tax, and none of the Company or any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

         (c) The Company has established adequate accruals for Taxes and for any liability for deferred Taxes in the Company Financial Statements in accordance with GAAP.

         SECTION 6.10     Employee Matters.

         (a) Benefit Plans. With respect to all the employee benefit plans and arrangements maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries (collectively, the "Company Benefit Plans"), except as set forth in the Company SEC Reports and except, in the case of clauses (iii), (iv) and (v), as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) none of the Company Benefit Plans is a "multi-employer plan" within the meaning of ERISA; (ii) none of the Company Benefit Plans promises or provides retiree medical or life insurance benefits to any person, except as otherwise required by law; (iii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company Benefit Plan; (iv) each Company Benefit Plan has been operated in all respects in accordance with its terms and the requirements of applicable law; and (v) neither the Company nor any of its Subsidiaries has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Company Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability. The aggregate accumulated benefit obligations of any Company Benefit Plan subject to Title IV of ERISA do not exceed the fair market value of the assets of such Company Benefit Plan. Except as set forth in Schedule 6.10(a) of the Company DISCLOSURE SCHEDULE, neither the Company nor any of its Subsidiaries has any Company Benefit Plan or any employment or severance agreement with any of its employees.

         (b)     Labor Matters.   (i) Neither the Company nor any of its
Subsidiaries is a party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees nor is any such contract being negotiated; (ii) there is no material unfair labor practice charge or complaint pending nor, to the knowledge of the executive officers of the Company, threatened, with regard to employees of the Company or any of its Subsidiaries; (iii) there is no labor strike, slowdown, work stoppage or other labor controversy in effect, or, to the knowledge of the executive officers of the Company, threatened against or involving the Company or any of its Subsidiaries that has, or would be reasonably likely to have, a Company Material Adverse Effect; (iv) as of the date hereof, no representation question exists, nor to the knowledge of the executive officers of the Company, are there any campaigns being conducted to solicit cards from the employees of the Company or any of its Subsidiaries to authorize representation by any labor organization; (v) neither the Company nor any of its Subsidiaries is a party to, or is otherwise bound by, any consent decree with any governmental authority relating to employees or employment practices of the Company or any of its Subsidiaries; (vi) the Company and its Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such Act; and (vii) the Company and its Subsidiaries are in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees, except where the failure to be in compliance with each such agreement, contract and policy would not, either individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 6.11     Environmental Matters.   Except  as disclosed in the
Company SEC Reports and except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws and the terms and conditions of all applicable Environmental Permits, (ii) there are no Environmental Claims against the Company or any of its Subsidiaries, and (iii) no Hazardous Materials have been released, discharged or disposed of on any of the properties owned or occupied by the Company or its Subsidiaries in any manner or quantity which requires investigation, assessment, monitoring, remediation or cleanup under currently applicable Environmental Laws.

         SECTION 6.12 Engineering Reports. All information supplied to Ryder Scott Company, an independent petroleum engineering firm, by or on behalf of the Company that was material to such firm's review of the Company's estimates of oil and gas reserves attributable to the Oil and Gas Interests of the Company in connection with the preparation of the oil and gas reserve engineering report concerning the Oil and Gas Interests of the Company as of December 31, 1996 (the "Company Engineering Report"), was (at the time supplied or as modified or amended prior to the issuance of the Company Engineering Report) true and correct in all material respects. Except for changes in classification or values of oil and gas reserve or property interests that occurred in the ordinary course of business since December 31, 1996, and except for changes (including changes in commodity prices) generally affecting the oil and gas industry on a nationwide basis, there has been no Company Material Adverse Change regarding the matters addressed in the Company Engineering Report.

         SECTION 6.13 Vote Required. The approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock (the "Company Stockholders' Approval") is the only vote of holders of any class or series of the capital stock of the Company required to approve this Agreement, the Merger and the other transactions contemplated hereby.

         SECTION 6.14 Opinion of Financial Advisor. The Company has received the written opinion (the "DLJ Opinion") of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), on the date hereof, to the effect that, as of the date hereof, the Conversion Ratio is fair from a financial point of view to the holders of Company Common Stock.

         SECTION 6.15 Insurance. The Company and each of its Subsidiaries is, and has been continuously since December 31, 1995, insured in such amounts and against such risks and losses as are customary for companies conducting the respective businesses conducted by the Company and its Subsidiaries during such time period. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy thereof. All material insurance policies of the Company and its Subsidiaries are valid and enforceable policies.

         SECTION 6.16 Ownership of Parent Common Stock. The Company does not "beneficially own" (as such term is defined in Rule 13d-3 under the Exchange Act) any shares of Parent Common Stock.

         SECTION 6.17 No Loss of Title to Interests. No suit, action or other proceeding (including, without limitation, tax, environmental or development demands proceedings) is pending, or to the best of the Company's knowledge threatened, which might result in loss of title to any of the Company's Major Oil and Gas Interests. The Company shall promptly notify Parent of any such proceeding which may arise or be threatened prior to the Closing. No action, suit or proceeding is currently pending to which the Company is a party or to which any of the Company's assets are subject which relates to the ownership or operations of the Company's Major Oil and Gas Interests.

         SECTION 6.18     Title to Major Oil and Gas Interests.

         (a) The Company has, or will have as of the Closing Date, Defensible Title to all of the Company's and its Subsidiaries' Major Oil and Gas Interests, except for such defects in the Company's and its Subsidiaries' Defensible Title that will not individually or in the aggregate, affect the value of such Major Oil and Gas Interests by an amount in excess of $1 million.

         (b) All royalties, rentals, Pugh clause payments, shut-in gas payments and other payments due with respect to Company's and its Subsidiaries' Major Oil and Gas Interests have been properly and timely paid, except (i) for payments held in suspense for title or other reasons which are customary in the industry and which will not result in grounds for cancellation of Company's or its Subsidiaries' rights in such Major Oil and Gas Interests and (ii) such failures as would not have a Company Material Adverse Effect.

         (c) Except for such defaults that would not result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in default (and there exists no event or circumstance which with notice or the passage of time or both could constitute a default by the Company or its Subsidiaries) under the terms of any lease, farmout agreements or other contracts or agreements respecting the Company's or its Subsidiaries' Major Oil and Gas Interests which could (i) interfere in any material respect with the operation or use thereof, (ii) prevent the Company or its Subsidiaries from receiving the proceeds of production attributable to their interest therein,
(iii) result in cancellation of the Company's interest therein, or (iv) impair the value of the Company's or its Subsidiaries' interest therein.

         SECTION 6.19     Material Contracts and Agreements.

         (a) All material contracts of the Company or its Subsidiaries have been included in the Company SEC Reports, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.

         (b) Section 6.19 of the Company Disclosure Schedule sets forth a list of all written or oral contracts, agreements or arrangements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound which would be required to be filed as exhibits to the Company's Annual Report on Form 10-K for the year ending December 31, 1997, and which have not previously been included as exhibits in the Company SEC Reports.

         SECTION 6.20 Accounting Matters. To the best of its knowledge, neither the Company nor any of its affiliates, has through the date of this Agreement taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would present Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

         SECTION 6.21 State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation Section 203 of the DGCL, shall apply to the Merger or any of the other transactions contemplated hereby. Except for Company Stockholders' Approval, no other stockholder action on the part of the Company is required for approval of the Merger, this Agreement and the transactions contemplated hereby. No provisions of the Company's Certificate of Incorporation or By-laws or other governing instruments of its subsidiaries or the terms of any rights plan or other takeover defense mechanism of the Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its subsidiaries that may be acquired or controlled by Parent or permit any stockholder to acquire securities of the Company on a basis not available to Parent in the event that Parent were to acquire securities of the Company.

                                  ARTICLE VII

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

         Parent and Sub jointly and severally represent and warrant to the Company as follows:

         SECTION 7.1 Organization and Standing. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub was organized solely for the purpose of acquiring the Company and engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated which is not in connection with the Merger and this Agreement.

         SECTION 7.2 Capital Structure. The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable, free of preemptive rights and are owned by Parent free and clear of all liens, claims and encumbrances.

         SECTION 7.3 Authority; Non-Contravention. Sub has all requisite power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Sub, the performance by Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and Parent as its sole stockholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Sub enforceable against Sub in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of any court before which any proceedings may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, violate, conflict with or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time, or both) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Sub under, any provisions of (i) the Certificate of Incorporation or Bylaws (true and complete copies of which as of the date hereof have been delivered to the Company) of Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Sub or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sub or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, losses, liens, security interests, charges or encumbrance that, individually or in the aggregate, would not have a Sub Material Adverse Effect, materially impair the ability of Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                                  ARTICLE VIII

                     CONDUCT OF BUSINESS PENDING THE MERGER

         After the date hereof and prior to the Effective Time or earlier termination of this Agreement, Parent shall, and shall cause its Subsidiaries to, and the Company shall, and shall cause its Subsidiaries to, comply with the provisions of this Article VIII.

         SECTION 8.1 Ordinary Course of Business. Parent shall, and shall cause its Subsidiaries to, and the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve their respective business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers, distributors and others having business dealings with them and, subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of their present officers and employees.

         SECTION 8.2 Dividends. Parent shall not, nor shall it permit any of its Subsidiaries to, and the Company shall not, nor shall it permit any of its Subsidiaries to:

         (a) declare or pay any dividends or make other distributions in respect of any of their capital stock other than to Parent or its Subsidiaries or to the Company or its Subsidiaries, as the case may be, and other than (i) the declaration and payment, if desirable by Parent, of Parent Common Stock purchase rights having terms substantially similar to those previously described to the Company and provided further that in all events the Parent Common Stock issued in the merger shall provide the holders thereof with the same rights and benefits as the holders of Parent Common Stock as of the date hereof.

         (b) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of their capital stock; or

         (c) redeem, repurchase or otherwise acquire any shares of their capital stock, other than

                 (i)      intercompany acquisitions of capital stock, or

                 (ii) in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans.

         SECTION 8.3 Issuance of Securities. Parent shall not, and shall not permit any of its Subsidiaries to, and the Company shall not, and shall not permit any of its Subsidiaries to, issue, agree to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock or any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities except for:

         (a) the issuance of common stock or other securities by Parent or the Company pursuant to the plans and arrangements listed in their respective DISCLOSURE SCHEDULEs, in each case in the ordinary course of the operation of such plans and arrangements in accordance with their current terms,

         (b) existing outstanding securities and rights to acquire securities of Parent and those permitted by Section 8.2, or

         (c) issuances by a wholly owned Subsidiary of its capital stock to Parent or the Company, as the case may be.

         SECTION 8.4 Charter Documents. Parent and the Company shall not amend or propose to amend their respective articles of incorporation or bylaws in any way adverse to the other, except to the extent that any document setting forth the terms of a series of preferred stock permitted to be issued in accordance with this Article VIII constitutes an amendment to their respective articles of incorporation.

         SECTION 8.5 No Acquisitions. Parent shall not, nor shall it permit any of its Subsidiaries to, and the Company shall not, nor shall it permit any of its Subsidiaries to, acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation, by purchase or otherwise, any assets of any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case that involves a transaction exceeding $15,000,000 in the aggregate, except with the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Parent and the Company may acquire Oil and Gas Interests in the ordinary course of business consistent with prior practice. Notwithstanding the foregoing, except for acquisitions of Oil and Gas Interests in the ordinary course of business consistent with prior practice, in no event shall any acquisition, merger, consolidation or purchase of any assets or business from an Affiliate of Parent or its subsidiaries, or the Company or the subsidiaries (as applicable) be permitted without the consent of the other party hereto.

         SECTION 8.6 Capital Expenditures. Except as required by law, Parent shall not, nor shall it permit any of its Subsidiaries to, and the Company shall not, nor shall it permit any of its Subsidiaries to, make any capital expenditures, except for normal extensions to or replacements of properties and drilling of exploratory and development wells in the ordinary course of business consistent with prior practice and the acquisition of seismic data and processing and interpretation equipment in the ordinary course of business consistent with prior practice.

         SECTION 8.7 No Dispositions. Parent shall not, nor shall it permit any of its Subsidiaries to, and the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of any assets that are material, except for normal extensions to or replacements of properties in the ordinary course of business consistent with prior practice; provided, however, this Section shall not prohibit ordinary course of business transfers of properties in connection with the establishment of exploration arrangements, including farmouts and similar arrangements.

         SECTION 8.8 Indebtedness. Parent shall not, nor shall it permit any of its Subsidiaries to, and the Company shall not, nor shall it permit any of its Subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities), except for:

         (a) short-term indebtedness in the ordinary course of business consistent with past practice,

         (b) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds, or

         (c)     borrowings under existing credit facilities.

         SECTION 8.9      Compensation, Benefits.  Except as described in
Section 8.9 of the Parent Disclosure Schedule except as may be required by applicable law or as contemplated by this Agreement, Parent shall not, nor shall it permit any of its Subsidiaries to, and the Company shall not, nor shall it permit any of its Subsidiaries to, enter into, adopt or amend or increase the amount of or accelerate the payment or vesting of any benefit or amount payable under any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy maintained by, contributed to or entered into by Parent or the Company, as the case may be, or their respective Subsidiaries, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights of any director, officer or other employee of Parent or the Company, as the case may be, or their respective Subsidiaries, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to Parent or the Company, as the case may be, or their respective Subsidiaries, or enter into or amend any employment, severance, or special pay arrangement with respect to the termination of employment or other similar contract, agreement or arrangement with any director or officer or other employee other than in the ordinary course of business consistent with past practice.

         SECTION 8.10 Accounting. No party shall, nor shall any party permit any of its Subsidiaries to make any changes in its or their accounting methods, except as required by law, rule, regulation or GAAP or that would adversely affect the ability of Parent to account for the Merger as a pooling of interests.

         SECTION 8.11 Tax-Free Status. No party shall knowingly, nor shall any party knowingly permit any of its Subsidiaries to, take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368 of the Code.

         SECTION 8.12 Insurance. Parent shall, and shall cause its Subsidiaries to, and the Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party's past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in the same industry and such other businesses as conducted by such party and its Subsidiaries.

         SECTION 8.13 Cooperation, Notification. Each of Parent and the Company shall and shall cause its Subsidiaries (directly or acting through its parent company representative) to:

         (a) confer on a regular and frequent basis with one or more representatives of the other party to discuss material operational matters and the general status of its ongoing operations,

         (b) promptly notify the other party of any significant changes in its business, properties, assets, condition (financial or otherwise), prospects or results of operations,

         (c) advise the other party of any change or event that has had or, to the knowledge of such party, would reasonably likely have a Parent Material Adverse Effect, a Sub Material Adverse Effect or a Company Material Adverse Effect, and

         (d) consult with each other prior to making any filings with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby, and promptly after each such filing provide the other with a copy thereof.

         SECTION 8.14 Third-Party Consents. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use all commercially reasonable efforts to obtain all Parent Required Consents or Company Required Consents, as the case may be. Each party shall promptly notify the other party of any failure or prospective failure to obtain any such consents and, if requested by the other party, shall provide to the other party copies of all Parent Required Consents or Company Required Consents, as the case may be, obtained by such party.

         SECTION 8.15 Permits. Each of Parent and the Company shall use commercially reasonable efforts to maintain in effect all existing material permits pursuant to which such party operates.

                                   ARTICLE IX

                             ADDITIONAL AGREEMENTS

         SECTION 9.1      Access to Information.

         (a) Upon reasonable notice, each of Parent and the Company shall, and shall cause its Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors, consultants and other representatives of the other (collectively, "Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, including, but not limited to, Tax Returns, but excluding (i) that information that is restricted by applicable confidentiality and secrecy agreements, (ii) that information that a party may be restricted from disclosing under applicable law, (iii) the corporate proceedings of Parent or the Company (as the case may be) in considering the Merger, and (iv) minutes of meetings of the Company's Special Committee, and, during such period, each shall, and shall cause its Subsidiaries to, furnish promptly to the other:

                 (i) a copy of each report, schedule and other document filed by it or any of its Subsidiaries with the SEC and any other document pertaining to the transactions contemplated hereby filed with any Governmental Authority that is not filed as an exhibit to an SEC filing or described in an SEC filing, and

                 (ii) all information concerning itself, its Subsidiaries, directors, officers and stockholders and such matters as may be reasonably requested by the other party in connection with any filings, applications or approvals required or contemplated by this Agreement.

         (b) Without limiting the application of the Confidentiality Agreement, dated June 24, 1997, between Parent and the Company (the "Company Confidentiality Agreement") and the Confidentiality Agreement between Parent and the Company (the "Parent Confidentiality Agreement" and together with the Company Confidentiality Agreement, the "Confidentiality Agreements"), all documents and information furnished pursuant to Section 9.1(a) (ii) shall be subject to the Confidentiality Agreements.

         SECTION 9.2      Joint Proxy Statement and Registration Statement.

         (a)     Preparation and Filing.

                 (i) As promptly as reasonably practicable after the date hereof, the parties shall prepare and file with the SEC the Registration Statement and the Joint Proxy Statement (together the "Joint Proxy/Registration Statement").

                 (ii) The parties shall take such actions as may be reasonably required to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing.

                 (iii) The parties shall also take such action as may be reasonably required to cause the shares of Parent Common Stock issuable in connection with the Merger to be registered or to obtain an exemption from registration under applicable state "blue sky," or securities laws; provided, however, that none of the Company, Parent or Sub shall be required to resister or qualify as a foreign corporation or to take any other action that would subject it to general service of process in any jurisdiction in which it will not, following the Merger, be so subject.

                 (iv) Each of the parties shall furnish all information concerning itself that is required or customary for inclusion in the Joint Proxy/Registration Statement.

                 (v) No representation, warranty, covenant or agreement contained in this Agreement is made by any party hereto with respect to information supplied by any other party hereto for inclusion in the Joint Proxy/Registration Statement.

                 (vi) The Joint Proxy/Registration Statement shall comply as to form in all material respects with the Securities Act, the Exchange Act and the rules and regulations thereunder.

                 (vii) The parties shall take such action as may be reasonably required to cause the shares of Parent Common Stock issuable in the Merger to be approved for listing on the New York Stock Exchange.

         (b) Letter of the Company's Accountants. Following receipt by Ernest & Young, LLP, the Company's independent auditors, of an appropriate request from Parent pursuant to SAS No. 72, the Company shall use its best efforts to cause to be delivered to Parent a letter of Ernst & Young, LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.

         (c) Letter of Parent's Accountants. Following receipt by Ernst & Young, LLP, Parent's independent auditors, of an appropriate request from the Company pursuant to SAS No. 72, Parent shall use its best efforts to cause to be delivered to the Company a letter of Ernst & Young, LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Joint Proxy/Registration Statement.

         SECTION 9.3      Regulatory Matters.

         (a) HSR Filings. Each party hereto shall, in cooperation with the other, file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by their respective "ultimate parent" companies under the HSR Act, and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Each party hereto shall notify the other immediately upon receiving any request for additional information from either of such agencies with respect to such filings and shall respond promptly to any such requests.

         (b)     Other Regulatory Approvals.

                 (i) Each party hereto shall cooperate and use its reasonable best efforts promptly to prepare and file all necessary permits, consents, approvals and authorizations of all Governmental Authorities and all other persons necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals and the Parent Required Statutory Approvals.

                 (ii) Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent, on the one hand, and the Company shall have the right to review and approve in advance all characterizations of the information relating to the Company, on the other hand, in either case, which appear in any filing made in connection with the transactions contemplated by this Agreement or the Merger.

                 (iii) The Company and Parent shall each consult with the other with respect to the obtaining of all such necessary or advisable permits, consents, approvals and authorizations of Governmental Authorities.

         SECTION 9.4      Stockholder Approval.

         (a) Approval of Parent Stockholders. Parent shall, as promptly as reasonably practicable after the date hereof

                 (i) take all steps reasonably necessary to duly call, give notice of, convene and hold a special meeting of its stockholders (the "Parent Special Meeting") for the purpose of securing the Parent Stockholders' Approval,

                 (ii) distribute to its stockholders the Joint Proxy Statement in accordance with applicable federal and state law, and its Articles of Incorporation and Bylaws,

                 (iii) recommend to its stockholders the approval of the Share Issuance, and

                 (iv) cooperate and consult with the Company with respect to each of the foregoing matters, provided that nothing contained in this Section 9.4(a) shall require the Board of Directors of Parent to take any action or refrain from taking any action that such Board determines in good faith after consultation with and based on the advice of outside counsel could reasonably be expected to result in a breach of its fiduciary duties under applicable law.

         (b) Approval of the Company Stockholders. The Company shall, as promptly as reasonably practicable after the date hereof,

                 (i) take all steps reasonably necessary to duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Special Meeting") for the purpose of securing the Company Stockholders' Approval,

                 (ii) distribute to its stockholders the Joint Proxy Statement in accordance with applicable federal and state laws, and its Certificate of Incorporation and Bylaws,

                 (iii) recommend to its stockholders the approval of the Merger, this Agreement and the transactions contemplated hereby, and

                 (iv) cooperate and consult with Parent with respect to each of the foregoing matters, provided that nothing contained in this
         Section 9.4(b) shall require the Board of Directors of the Company to take any action or refrain from taking any action that such Board determines in good faith after consultation with and based on the advice of outside counsel could reasonably be expected to result in a breach of its fiduciary duties under applicable law.

         SECTION 9.5      Directors' and Officers' Indemnification.

         (a) Indemnification. To the fullest extent not prohibited by law, Parent agrees that for a period of six (6) years after the Effective Time, all rights to indemnification existing as of the Effective Time in favor of the current and former directors, officers and employees of the Company and its Subsidiaries (at the Effective Time) (each an "Indemnified Party") as provided for in their respective certificate of incorporation or bylaws shall continue in full force and effect. After the Effective Time, Parent will consent to the establishment by the Surviving Corporation and its Subsidiaries of such additional indemnification arrangements in favor of the Surviving Corporation and its Subsidiaries' directors and officers as may be necessary so that they will have the benefit of the maximum indemnification arrangements available to the directors and officers of Parent for all events or actions occurring subsequent to the Effective Time.

         (b) Successors. In the event that the Parent or any of its successors or assigns

                 (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or

                 (ii) transfers all or substantially all of its properties and assets to any person,

then and in each such case, proper provision shall be made so that such successors and assigns shall assume the obligations set forth in this Section 9.5.

         (c) The provisions of this Section 9.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

         SECTION 9.6      DISCLOSURE SCHEDULEs.

         (a) On or prior to the date of this Agreement, the Company shall have delivered to Parent the Company DISCLOSURE SCHEDULE and Parent shall have delivered to the Company the Parent DISCLOSURE SCHEDULE.

         (b) The DISCLOSURE SCHEDULEs, when so delivered, shall constitute an integral part of this Agreement and shall modify or otherwise affect the respective representations, warranties, covenants or agreements of the parties hereto contained herein.

         (c) Any and all statements, representations, warranties or disclosures set forth in the DISCLOSURE SCHEDULEs shall be deemed to have been made on and as of the date of this Agreement.

         (d) Without limiting the application of the Confidentiality Agreements, the parties shall use their best efforts to keep the DISCLOSURE SCHEDULEs confidential.

         SECTION 9.7 Public Announcements. The Company, on the one hand, and Parent and Sub, on the other hand, shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any public announcement or statement prior to consultation with the other party, except that each party may respond to questions from stockholders and may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or NASDAQ without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

         SECTION 9.8 Rule 145 Affiliates. Parent shall have received from the Company a list of such Persons, if any, that Parent, after discussions with counsel for the Company, believes may be "affiliates" of the Company, within the meaning of Rule 145 of the SEC pursuant to the Securities Act ("Affiliates"). The Company shall use its reasonable efforts to deliver or cause to be delivered to Parent on or prior to the Closing Date an undertaking by each Affiliate in form satisfactory to Parent ("Affiliate Letters") that (i) such Affiliate has no current plan or intention to sell, exchange or otherwise dispose of the Parent Common Stock to be received by such Affiliate pursuant to the Merger, (ii) no disposition will be made by such Affiliate of any Parent Common Stock received or to be received pursuant to the Merger until such time as final results of operations of Parent covering at least 30 days of combined operations of Parent and the Company have been published, (iii) no Parent Common Stock received or to be received by such Affiliate pursuant to the Merger will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act or another exemption from registration under the Securities Act and (iv) such Affiliate agrees that appropriate legends shall be placed upon the certificates evidencing ownership of Parent Common Stock that such person receives as a result of the merger.

         SECTION 9.9 Employment Agreement Consultation. Parent and the Company shall consult with each other prior to entering into, or amending, any individual employment or severance agreements after the date hereof as contemplated or permitted in accordance with Section 8.9. Each of Parent and the Company shall promptly furnish to the other, upon reasonable request by the other, detailed information, together with underlying documentation with respect to all such existing or proposed individual employment or severance agreements or amendments thereto.

         SECTION 9.10     Stock Option and Bonus Plans.

         The following provisions shall apply to each stock option plan, stock bonus plan and similar plans of the Company under which the delivery of Company Common Stock is required to be used for purposes of the payment of benefits, grant of awards or exercise of options (each a "Stock Plan", and all of which are described in Section 9.10 of the Company DISCLOSURE SCHEDULE):

         (a) The Company shall take such action as may be necessary so that from and after the date hereof, except as set forth in the Company DISCLOSURE SCHEDULE, no further grants of stock, options, or other rights shall be made under any Stock Plan, and after the Effective Time, outstanding options to purchase shares of Company Common Stock shall be exercisable to purchase a number of shares of Parent Common Stock as may be determined by applying the Conversion Ratio set forth in Article III hereof.

         (b) In the event after the Effective Time outstanding options are exercisable in shares of Parent Common Stock as described in 9.10(a), Parent shall

                 (i) to the extent required under applicable SEC rules, take all corporate action necessary or appropriate to obtain stockholder approval at an annual meeting selected by Parent with respect to such Stock Plan to the extent such approval is required to enable such Stock Plan to comply with Rule 16b-3 promulgated under the Exchange Act,

                 (ii) reserve for issuance under such Stock Plan or otherwise provide a sufficient number of shares of Parent Common Stock for delivery upon exercise of options under such Stock Plan which are outstanding on the date hereof,

                 (iii) as soon as practicable after the Effective Time, file one or more registration statements under the Securities Act with respect to the shares of Parent Common Stock issuable upon the exercise of currently outstanding options under such Stock Plan to the extent such filing is required under applicable law, and use its reasonable best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectuses contained therein or related thereto) so long as such options remain outstanding, and

                 (iv) take such action as may be reasonably required to cause the shares of Parent Common Stock issuable upon the exercise of currently outstanding options under such Stock Plan to be approved for listing on the New York Stock Exchange.

         SECTION 9.11     No Solicitations.

         (a) No party hereto shall, and each such party shall cause its Subsidiaries not to, permit any of its Representatives to, and shall use its best efforts to cause such persons not to, directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of any offer or proposal that constitutes or is reasonably likely to lead to any Takeover Proposal, or, in the event of any unsolicited Takeover Proposal, engage in negotiations or provide any confidential information or data to any person relating to any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of a party, whether or not such Person is purporting to act on behalf of the Party or otherwise, shall be deemed to be a material breach of this Agreement by that party.

         (b) Parent and the Company shall notify the other orally and in writing of any such inquiries, offers or Takeover Proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the person making it) within 24 hours of the receipt thereof.

         (c) Each party hereto shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Takeover Proposal.

         (d)     Notwithstanding anything in this Section 9.11 to the contrary:

                 (i) The Company may, prior to the vote of the stockholders of the Company for approval of the Merger (and not thereafter if the Merger is approved thereby) in response to an unsolicited request therefor, furnish information, including non-public information, to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in Section 9.1(b) hereof to the extent that the Board of Directors of the Company determines in good faith after consultation with and based on the advice of outside counsel that such action could reasonably be required by their fiduciary duties under applicable law.

                 (ii) Parent may, prior to the vote of shareholders of the Parent for the approval of the Merger (and not thereafter if the Merger is approved thereby), in response to an unsolicited request therefor, furnish information, including non-public information, to any person or "group" (within the meaning of Section 13(d)(8) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in Section 9.1(b) hereof to the extent that the Board of Directors of Parent determines in good faith after consultation with and based on the advice of outside counsel that such action could reasonably be required by their fiduciary duties under applicable law.

                 (iii) The Company may engage in discussions and negotiations (but may not enter into any binding agreement regarding a Takeover Proposal other than the confidentiality agreement referenced in 9.11(d)(i) above) with any Person or group that has made an unsolicited Takeover Proposal, among other things, to determine whether such proposal (as opposed to any further negotiated proposal) is a Superior Takeover Proposal and (ii) the Company may take and disclose to its stockholders a position contemplated by Rule 14e-2(a) following the Company's receipt of a Takeover Proposal that is in the form of a tender offer under Section 14(e) of the Exchange Act.

                 (iv) Parent may engage in discussions and negotiations (but may not enter into any binding agreement regarding a takeover Proposal other than the confidentiality agreement referenced in 9.11(d)(ii) above) with any Person or group that has made an unsolicited Takeover Proposal, among other things, to determine whether such proposal (as opposed to any further negotiated proposal) is a Superior Takeover Proposal and (ii) Parent may take and disclose to its shareholders a position contemplated by Rule 14e-2(a) following Parent's receipt of a Takeover Proposal that is in the form of a tender offer under Section 14(e) of the Exchange Act.

         SECTION 9.12     No Withdrawal of Recommendation.

         (a) Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Sections 11.1(a), (b), (c), (d), or (h), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives a Takeover Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors after consultation with and based on the advice of outside counsel), it determines to be a Superior Takeover Proposal, the Board of Directors of the Company may withdraw or modify its approval or Recommendation of this Agreement or the Merger.

         (b) Neither the Board of Directors of Parent nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Sections 11.1(a), (b), (c), (d), or (g), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company the approval or recommendation by the Board of Directors of Parent or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, in the event the Board of Directors of Parent receives a Takeover proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors after consultation with and based on the advice of outside counsel), it determines to be a Superior Takeover Proposal, the Board of Directors of Parent may withdraw or modify its approval or recommendation of this Agreement or the Merger.

         SECTION 9.13 Expenses. Subject to Section 11.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing the Joint Proxy/Registration Statement, as well as the filing fee relating thereto, shall be shared equally, by the Company and Parent.

         SECTION 9.14 Employee Benefit Matters. Following the Closing, Parent shall maintain the level of benefits provided to the employees and all former employees of the Company and its Subsidiaries that is in effect as of the date hereof (other than benefits under any Stock Plans) until Parent shall provide benefits to such employees and former employees on a basis consistent with the provision of benefits provided otherwise to other employees and former employees within the Parent system.

         SECTION 9.15     Covenant to Satisfy Conditions.

         (a) Each of Parent, Sub and the Company shall take all reasonable actions necessary, to comply promptly with all legal requirements that may be imposed on it with respect to this Agreement.

         (b) Subject to the terms and conditions hereof, and taking into account the circumstances and giving due weight to the materiality of the matter involved or the action required, Parent, Sub and the Company shall each use their reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated hereby (subject to Parent Stockholders' Approval and the Company Stockholders' Approval), including fully cooperating with the other in obtaining the Parent Required Statutory Approvals, the Company Required Statutory Approvals and all other approvals and authorizations of any Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby.

         SECTION 9.16 Accounting Matters. Neither the Company nor Parent shall take or agree to take, nor shall they permit any of their respective affiliates to take or agree to take, any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

         SECTION 9.17 Independent Director. Parent agrees that on or before the ninetieth (90th) day after the Effective Time (the "Election Date") it shall either (i) elect to its Board of Directors an independent director who is not an Affiliate of the Parent nor a person whose business relationship with the Parent during the preceding three years would require disclosure during any year pursuant to Item 404 of Regulation S-K under the Securities Act of 1933 (an "Independent Director") or (ii) elect as a director of Parent a person to be agreed upon by Company and Parent for a term from the Election Date until the Parent's annual meeting to be held in 1998, and at such annual meeting elect an Independent Director.

         SECTION 9.18 Additional Agreements. Parent shall terminate (or cause the Company to terminate) the employment contract by and between the Company and each person listed on Schedule 9.18 (individually, an "Employee") pursuant to section 5.3 of each such contract (termination without due cause), and as a result of such termination, each Employee shall have the rights provided in his contract, including without limitation section 6.3 and section 7 thereof. The termination of an Employee hereunder shall occur on the ninetieth (90th) day after the Effective Time; provided, however, an Employee and Parent may mutually agree to enter into an employment contract and waive the requirements of this Section 9.18.


                                   ARTICLE X

                                   CONDITIONS

         SECTION 10.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger or cause the Merger to be effected shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to
Section 11.5:

         (a) Stockholder Approval. The Company Stockholders' Approval and the Parent Stockholders' Approval shall have been obtained.

         (b) No Injunction or Damages. No suit, action or other proceeding shall be pending by any Governmental Authority in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby, and no temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of the Merger or ordering damages in connection therewith shall have been issued and continue in effect, and the Merger and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

         (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect.

         (d) Listing of Shares. The shares of Parent Common Stock issuable in the Merger pursuant to Article III and Section 9.10 shall have been approved for listing on the New York Stock Exchange upon official notice of issuance.

         (e) Statutory Approvals. The Company Required Statutory Approvals, the Parent Required Statutory Approvals and any clearance under the HSR Act or matters related thereto shall have been obtained at or prior to the Effective Time (or all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated), any such approvals shall have become or resulted in Final Orders at or prior to the Effective Time, and no such Final Order shall impose terms or conditions that would have, or would be reasonably likely to have, a Parent Material Adverse Effect or a Company Material Adverse Effect.

         SECTION 10.2 Conditions to Obligation of Parent to Effect Merger. The obligation of Parent to effect the Merger or cause the Merger to be effected shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Parent in writing pursuant to Section 11.5:

         (a) Performance of Obligations of the Company. The Company shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

         (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

         (c) Closing Certificates. Parent shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company, dated the Closing Date, to the effect that, to each such officer's knowledge, the conditions set forth in Sections 10.2(a), (b) and (d) have been satisfied.

         (d) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, a Company Material Adverse Effect.

         (e) Tax Opinion. Parent shall have received an opinion of Fulbright & Jaworski L.L.P., in form and substance satisfactory to Parent, which opinion may be based on appropriate representations of Parent and the Company, in form and substance reasonably satisfactory to such counsel, to the effect that the Merger will be treated for federal income tax purposes as a reorganization transaction described in Code Section 368.

         (f) Opinion of Jenkens & Gilchrist, a Professional Corporation. Parent shall have received an opinion of Jenkens & Gilchrist, a Professional Corporation, in form and substance satisfactory to Parent, addressed to Parent and dated the Closing Date, which opinion may be based on appropriate representations of the Company.

         (g) Company Required Consents. The Company Required Consents shall have been obtained except those that in the aggregate would not result in and would not reasonably be likely to result in a Company Material Adverse Effect.

         (h) Pooling Accounting. Parent and Company shall have received a letter from Ernst & Young, LLP, in form and substance satisfactory to Parent and Company, to the effect that the Merger should be accounted for as a pooling of interests under generally accepted accounting principles and applicable regulations of the SEC.

         (i) Fairness Opinion. The Merrill Lynch Opinion shall not have been withdrawn.

         (j) Affiliate Letters. The Company shall have delivered to Parent the Affiliate Letters.

         SECTION 10.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger or cause the Merger to be effected shall be further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to Section 11.5.

         (a) Performance of Obligations of Parent. Parent shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement required to be performed by it at or prior to the Effective Time.

         (b) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

         (c) Closing Certificates. The Company shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of Parent, dated the Closing Date, to the effect that, to each such officer's knowledge, the conditions set forth in Sections 10.3(a), (b) and (d) have been satisfied.

         (d) Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred and there shall exist no fact or circumstance that would have, or would be reasonably likely to have, a Parent Material Adverse Effect.

         (e) Tax Opinion. The Company shall have received an opinion of Jenkens & Gilchrist, a professional corporation, in form and substance satisfactory to the Company, which opinion may be based on appropriate representations of Parent and the Company, in form and substance reasonably satisfactory to such counsel, to the effect that the Merger will be treated for federal income tax purposes as a reorganization transaction as described in Code Section 368 and that the Company will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger.

         (f) Opinion of Fulbright & Jaworski L.L.P. The Company shall have received an opinion of Fulbright & Jaworski L.L.P. in form and substance satisfactory to the Company, addressed to the Company and dated the Closing Date, which opinion may be based on appropriate representations of Parent.

         (g) Parent Required Consents. The Parent Required Consents shall have been obtained except those that in the aggregate would not result in and would not reasonably be likely to result in a Parent Material Adverse Effect.

         (h) Fairness Opinion. The DLJ Opinion shall not have been withdrawn.

         (i) Pooling Accounting. Parent and Company shall have received a letter from Ernst & Young, LLP, in form and substance satisfactory to Parent and Company, to the effect that the Merger should be accounted for as a pooling of interests under generally accepted accounting principles and applicable regulations of the SEC.

                                   ARTICLE XI

                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 11.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date, whether before or after approval by the stockholders of the respective parties hereto contemplated by this Agreement:

         (a) by mutual written consent of the Boards of Directors of the Company and Parent;

         (b) by the Company or Parent, by written notice to the other, if the Effective Time shall not have occurred on or before December 31, 1997; provided, however, that such date shall automatically be changed to February 28, 1998 if on December 31, 1997:

                 (i) (A) the conditions set forth in Section 10.1(e) have not been satisfied or waived, (B) the other conditions to the consummation of the transactions contemplated hereby are then capable of being satisfied, and (C) any approvals required by Section 10.1(e) that have not yet been obtained are being pursued with diligence, provided, further, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the termination date; or

                 (ii) the Company Stockholders' Approval shall not have been obtained at a duly held Company Special Meeting, including any adjournments thereof, or the Parent Stockholders' Approval shall not have been obtained at a duly held Parent Special Meeting, including any adjournments hereof;

         (c) by the Company or Parent, by written notice to the other party if the Company has failed to obtain the Company Stockholders' Approval at a duly held Company Special Meeting, including any adjournments thereof; or if the Parent Stockholders' Approval shall not have been obtained at a duly held Parent Special Meeting, including any adjournments thereof;

         (d) by the Company or Parent, if any state or federal law, order, rule or regulation is adopted or issued, that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger, or by the Company or Parent, if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, judgment or decree shall have become final and nonappealable;

         (e) by the Company, upon three (3) Business Days' prior notice to the Parent, if as a result of a Takeover Proposal with respect to the Company that the Board of Directors of the Company has determined to be a Superior Takeover Proposal, and the Board of Directors of the Company determines in good faith (after consultation with and based on the advice of its outside counsel) that the acceptance of such Superior Takeover Proposal could reasonably be required by the fiduciary obligations of such directors under applicable law; provided, however, that prior to any such termination, the Company shall advise Parent in writing of the determination by the Board of Directors of the Company that the Board of Directors of the Company has determined that such Takeover Proposal is a Superior Takeover Proposal, which notice will include a summary of such Takeover Proposal. During such three (3) business day period Parent may propose to the Company an alternative transaction, and the Company shall, and shall cause its respective financial and legal advisors to, negotiate with Parent in good faith with respect to such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal would not constitute a Superior Takeover Proposal and thereby enable the Company to proceed with the transactions contemplated herein;

         (f) by Parent, upon three (3) Business Days' prior notice to the Company, if as a result of a Takeover Proposal with respect to Parent that the Board of Directors of Parent has determined to be a Superior Takeover Proposal and the Board of Directors of Parent determines in good faith (after consultation with and based on the advice of its outside counsel) that the acceptance of such Superior Takeover Proposal could reasonably be required by the fiduciary obligations of such directors under applicable law; provided, however, that prior to any such termination, Parent shall advise the Company in writing of the determination by the Board of Directors of the Parent that the Parent has determined that such Takeover Proposal is a Superior Takeover Proposal, which notice will include a summary of such Takeover Proposal.
During such three (3) business day period, the Company may propose to the Parent an alternative transaction, and the Parent shall, and shall cause its respective financial and legal advisors to, negotiate with the Company in good faith with respect to such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal would not constitute a Superior Takeover Proposal and thereby enable Parent to proceed with the transactions contemplated herein;

         (g)     by Parent, by written notice to the Company, if

                 (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of the Company hereunder, and such breach shall not have been remedied within ten (10) business days after receipt by the Company of notice in writing from Parent, specifying the nature of such breach and requesting that it be remedied, or

                 (ii) the Board of Directors of the Company or any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval or recommendation by the Board of Directors of the Company of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal with respect to the Company.

         (h)     by the Company, by written notice to Parent, if

                 (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of Parent hereunder, and such breach shall not have been remedied within ten (10) business days after receipt by Parent of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied, or

                 (ii) if the Board of Directors of Parent or any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company the approval or recommendation by the Board of Directors of Parent of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal with respect to Parent.

         SECTION 11.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent pursuant to Section 11.1, there shall be no liability on the part of either the Company or Parent or their respective officers or directors hereunder, except that

         (a)     Section 9.1(b), Section 9.6(d), Section 9.13, Section 11.3 and
Section 12.2 shall survive, and

         (b) no such termination shall relieve any party from liability by reason of any willful breach of any agreement, representation, warranty or covenant contained in this Agreement.

         SECTION 11.3     Certain Damages, Payments and Expenses.

         (a) Damages Payable Upon Termination for Breach or Withdrawal of Approval. If this Agreement is terminated pursuant to Sections 11.1(g) or
Section 11.1(h), then the breaching party, or the Company if its board has withdrawn its recommendation, shall promptly (but not later than five (5) business days after receipt of notice that the amount is due from the other party) pay to the other party, as liquidated damages, an amount in cash equal to the of out-of-pocket expenses and fees incurred by the other party arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement not in excess of $1 million ("Out-of-Pocket Expenses"), provided, however, that if this Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to the amount of Out-of-Pocket Expenses set forth above, be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

         (b) Other Company Termination Payments. (i) If this Agreement is terminated

                 (A)      pursuant to Section 11.1(e) (fiduciary out),

                 (B) pursuant to Section 11.1(c) (failure to obtain stockholder approval), following a failure of the stockholders of the Company to grant the necessary approval described in Section 6.13 if at the time prior to the Company Special Meeting there shall have been a Takeover Proposal with respect to the Company and the Board of Directors of the Company has withdrawn its recommendation of this Agreement, or the Merger.

                 (C) as a result of a material breach of Section 9.4 by the Company (approval of stockholders), or

                 (D) pursuant to Section 11.1(g)(ii) (board withdrawal of approval),

and then the Company shall pay Parent a termination fee (the "Company Termination Fee") equal to$6.5 million, provided that the sum of the Company Termination Fee and the Out-of-Pocket Expenses paid to Parent pursuant to
Section 11.3(a) shall not exceed $7 million.

         (ii) In the event this Agreement is terminated pursuant to Section 11.1(c) because the Company has failed to obtain the Company Stockholders Approval, the Company also agrees to pay to Parent a fee equal to the Company Termination Fee, provided that the sum of the Company Termination Fee and the Out-of-Pocket Expenses paid to Parent pursuant to Section 11.3(a) shall not exceed $7 million, if (A) after the date hereof and before the Company Special Meeting, a Takeover Proposal with respect to the Company shall have been made by any Person or group of Persons (a "Company Acquiring Person"), (B) the stockholders of the Company shall not have approved the Merger at the Company Special Meeting and (C) at or prior to one (1) year after the date of termination of this Agreement, the Company Acquiring Person or any affiliate of the Company Acquiring Person shall have effected a Takeover Proposal (the "Company Alternative Transaction"). The Company Termination Fee payable under this Section 11.3(b)(ii) and the Out-of-Pocket Expenses shall be payable as a condition to the consummation of the Company Alternative Transaction.

         (c) Other Parent Termination Payments. (i) If this Agreement is terminated

                 (A)      pursuant to Section 11.1(f) (fiduciary out),

                 (B) pursuant to Section 11.1(c) (failure to obtain stockholder approval), following a failure of the shareholders of the Parent to grant the necessary approval described in Section 5.13 if at the time prior to the Parent Special Meeting there shall have been a Takeover Proposal with respect to the Parent and the Board of Directors of the Parent has withdrawn its Recommendation of this Agreement or the Merger.

                 (C) as a result of a material breach of Section 9.4 by the Parent (approval of shareholders), or

                 (D) pursuant to Section 11.1(h)(ii) (board withdrawal of approval),

then the Parent shall pay the Company a termination fee (the "Parent Termination Fee") equal to $6.5 million, provided that the sum of the Parent Termination Fee and the Out-of-Pocket Expenses paid to the Company pursuant to
Section 11.3(a) shall not exceed $7 million.

         (ii) In the event this Agreement is terminated pursuant to Section 11.1(c) because the Parent has failed to obtain the Parent Stockholder Approval, the Parent also agrees to pay to the Company a fee equal to the Parent Termination Fee, provided that the sum of the Parent Termination Fee and the Out-of-Pocket Expenses paid to the Company pursuant to Section 11.3(a) shall not exceed $7 million, if (A) after the date hereof and before the Parent Special Meeting, a Takeover Proposal with respect to the Parent shall have been made by any Person or group of Persons (a "Parent Acquiring Person"), (B) the stockholders of the Parent shall not have approved the Merger at the Parent Special Meeting and (C) at or prior to one (1) year after the date of termination of this Agreement, the Parent Acquiring Person or any affiliate of the Parent Acquiring Person shall have effected a Takeover Proposal (the "Parent Alternative Transaction"). The Parent Termination Fee payable under this Section 11.3(c)(ii) and the Out-of-Pocket Expenses shall be payable as a condition to the consummation of the Parent Alternative Transaction.

         (d)     Expenses.

                 (i) The parties agree that the agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

                 (ii) If one party fails to promptly pay to the other any amounts due under this Section 11.3, such defaulting party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Chase Manhattan Bank in effect from time to time from the date such fee was required to be paid.

         (e) Limitation of Company Fees. Notwithstanding anything herein to the contrary, the aggregate amount payable by the Company and its affiliates pursuant to Section 11.3(a) and Section 11.3(b) shall not exceed $7 million.

         (f) Limitation of Parent Fees. Notwithstanding anything herein to the contrary, the aggregate amount payable by the Parent and its affiliates pursuant to Section 11.3(a) and Section 11.3(c) shall not exceed $7 million.

         SECTION 11.4     Amendment.

         (a) This Agreement may be amended by the parties hereto pursuant to action of their respective Boards of Directors, at any time before or after approval hereof by the stockholders of Parent or the Company and prior to the Effective Time, but after such approvals, no such amendment shall

                 (i) alter or change the amount or kind of shares to be received or exchanged for or on conversion of any class or series of capital stock of either corporation as provided under Article II, or

                 (ii) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially and adversely affect the rights of holders of Company Common Stock or Parent Common Stock.

         (b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 11.5 Waiver. At any time prior to the Effective Time, to the extent permitted by applicable law, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer of such party.

                                  ARTICLE XII

                               GENERAL PROVISIONS

         SECTION 12.1 Non-Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements in this Agreement shall not survive the Merger, except the covenants and agreements contained in this Section 12.1 and in Article III (Conversion of Shares), Section 9.1(b) (Access to Information), Section 9.5 (Directors' and Officers Indemnification), Section 9.10 (Incentive, Stock and Other Plans),
Section 9.14 (Employee Benefit Matters), Sections 11.2 and 11.3 (Certain Damages, Payments and Expenses) and Section 12.7 (Parties In Interest), each of which shall survive in accordance with its terms.

         SECTION 12.2     Brokers.

         (a) The Company represents and warrants that, except for DLJ, no broker, finder or investment bank is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         (b) Parent represents and warrants that, except for Merrill Lynch & Co and Chase Manhattan Bank, no broker, finder or investment bank is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

         SECTION 12.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) if delivered personally, or (b) if sent by overnight courier service (receipt confirmed in writing), or (c) if delivered by facsimile transmission (with receipt confirmed), or (d) five (5) days after being mailed by registered or certified mail (return receipt requested) to the parties, in each case to the following addresses (or at such other address for a party as shall be specified by like notice):

                 (i)      if to the Company:

                          Cairn Energy USA, Inc.
                          8115 Preston Road, Suite 500
                          Dallas, Texas 75225
                          Attention:  Michael R. Gilbert, President and
                                      Chief Executive Officer
                          Fax:  (214) 369-2864





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
                          with a copy to:

                          Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue, Suite 3200
                          Dallas, Texas 75202
                          Attention:  William P. Bowers, Esq.
                          Fax: (214) 855-4300

                 (ii)     if to Parent or Sub:

                          The Meridian Resource Corporation
                          15995 N. Barkers Landing, Suite 300
                          Houston, Texas 77079
                          Attention: Joseph A. Reeves, Jr., Chairman and
                                     Chief Executive Officer
                          Fax: (281) 558-5595

                          with a copy to:

                          Fulbright & Jaworski L.L.P.
                          1301 McKinney Street, Suite 5100
                          Houston, Texas  77010
                          Attention:  Curtis W.  Huff
                          Fax: (713) 651-5246

         SECTION 12.4     Miscellaneous.

         (a) This Agreement, including the documents and instruments referred to herein, (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement, (ii) shall not be assigned by operation of law or otherwise, and (iii) shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of laws statutes, rules or principles.

         (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties hereto shall negotiate in good faith to replace any provision of this Agreement so held invalid or unenforceable with a valid provision that is as similar as possible in substance to the invalid or unenforceable provision.

         SECTION 12.5 Interpretation. When reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section or Exhibit of this Agreement, as the case may be, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the Words "include", "includes" or "including" are





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
used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever "or" is used in this Agreement it shall be construed in the nonexclusive sense.

         SECTION 12.6 Counterparts; Effect. This Agreement may he executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 12.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for rights of Indemnified Parties and their heirs and representatives as set forth in Section 9.5, nothing in this Agreement, express or implied, is intended to confer upon any person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 12.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 12.9 Further Assurances. Each party hereto shall execute such further documents and instruments and take such further actions as may reasonably be requested by any other party hereto in order to consummate the Merger in accordance with the terms hereof.

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                        THE MERIDIAN RESOURCE CORPORATION

                                        By:     /s/ JOSEPH A. REEVES, JR.
                                                -------------------------------
                                                Name:  Joseph A. Reeves, Jr.
                                                       ------------------------
                                                Title:  Chief Executive Officer
                                                        -----------------------



                                        C ACQUISITION CORP

                                        By:     /s/ JOSEPH A. REEVES, JR.
                                                ------------------------------
                                                Name:  Joseph A. Reeves, Jr.
                                                Title: Chief Executive Officer



                                        CAIRN ENERGY USA, INC.

                                        By:     /s/ MICHAEL R. GILBERT
                                                ------------------------------
                                                Name:  Michael R. Gilbert
                                                Title: President





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